EXHIBIT 5.1

                                  July 18, 1997


Winnebago Industries, Inc.
P.O. Box 152
Forest City, Iowa  50436


         Re:                Winnebago Industries, Inc.
                         Form S-8 Registration Statement

Gentlemen:

         We have acted as special counsel for Winnebago Industries, Inc. ("Winnebago"), in connection with the registration statement on Form S-8 (the "Registration Statement") of Winnebago which is being filed with the Securities and Exchange Commission on July 18, 1997 covering up to 35,000 shares of Winnebago's Common Stock, $.50 par value (the "Common Stock"), issuable to eligible directors of Winnebago who are participants in the Winnebago Directors' Deferred Compensation Plan (the "Deferred Compensation Plan").

         As such counsel, we have examined the Articles of Incorporation and By-laws of Winnebago, the Deferred Compensation Plan, the Registration Statement and such other corporate documents and records and have made such other inquiries as we have deemed necessary or advisable in order to enable us to render the opinions hereinafter set forth.

         The Deferred Compensation Plan provides that shares of Common Stock issuable to eligible directors of Winnebago who are participants in the Deferred Compensation Plan shall be issued shares of Common Stock reacquired by Winnebago.

         Based on the foregoing, we are of the opinion that:

                    1. The shares of Common Stock issuable to eligible directors of Winnebago who are participants in the Deferred Compensation Plan have been duly authorized and are legally issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                           Respectfully submitted,


                                           Chapman and Cutler